Exhibit 21

SUBSIDIARIES OF SOLUNA HOLDINGS, INC.

Subsidiary Name	Jurisdiction of Incorporation or Organization
Soluna Computing, Inc.	Nevada
MTI Instruments, Inc.	New York

SUBSIDIARIES OF SOLUNA COMPUTING, INC.

Subsidiary Name	Jurisdiction of Incorporation or Organization
Soluna MC, LLC	Nevada
Soluna SW, LLC	Nevada
Soluna Callisto Holdings, Inc.	Delaware
Soluna DV ComputeCo, LLC	Delaware
Soluna DV Services, LLC	Nevada
Soluna DVSL ComputeCo, LLC	Delaware

SUBSIDIARIES OF SOLUNA MC, LLC

Subsidiary Name	Jurisdiction of Incorporation or Organization
Soluna MC Borrowings, LLC 2021-1	Delaware